Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DRINKS AMERICAS HOLDINGS, LTD.", FILED IN THIS OFFICE ON THE FIFTH DAY OF AUGUST, A.D. 2009, AT 5:14 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE
DELAWARE

Jeffrey W. Bullock, Secretary of State

3925963 8100

090756809

AUTHENTICATION: 7459352

DATE: 08-05-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:19 PM 08/05/2009
FILED 05:14 PM 08/05/2009
SRV 090756809 - 3925963 FILE

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
DRINKS AMERICAS HOLDINGS, LTD.
(Pursuant to Section 242 of
the Delaware General Corporation Law)

Drinks Americas Holding, Ltd. (the "Corporation "), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL "), does hereby certify that:

1. The Board of Directors of the Corporation at a meeting duly called unanimously duly adopted resolutions setting forth a proposed amendment (the "Amendment") to the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), declaring the Amendment advisability to its stockholders, and directing that the Amendment be considered at the 2008 annual meeting of the stockholders of the Corporation followed by a majority vote in favor of the Amendment by the stockholders at such special meeting. The Amendment provides that the first sentence of Article Fourth of the Certificate of Incorporation be amended to read as follows:

"FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Hundred and One Million (501,000,000) shares, consisting of Five Hundred Million (500,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), and one million (1,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock")."

2. That the Amendment herein certified has been duly adopted in accordance with the provisions Of Section 242 of the DGCL.

3. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

Executed on this 16th day of January, 2009.

Drinks Americas Holdings, Ltd.

By: /s/ J. Patrick Kenny
J. Patrick Kenny
President and Chief Executive Officer